Exhibit 10.50

April 29, 2008

Avi Aronovitz

Comverse Technology, Inc.

810 Seventh Avenue

35th Floor

New York, NY 10019

Re: Amendment to the Deferred Stock Unit Award Agreement (the “Deferred Stock Award Agreement”) dated as of July 13, 2006 between Comverse Technology, Inc. (the “Company”) and Avi Aronovitz

Dear Avi:

Pursuant to the terms of the Deferred Stock Award Agreement, the Company is required to deliver to you on the Settlement Date (as defined in the Deferred Stock Award Agreement) the number of shares of Company common stock equal to the aggregate number of deferred stock units that vest as of such date (i.e., 10,000 shares of Company common stock). The Compensation Committee of the Company’s Board of Directors has determined that it would be beneficial to amend your Deferred Stock Award Agreement to provide greater flexibility as to the timing of the delivery of the 10,000 shares of Company common stock which may vest on May 31, 2008 in order to alleviate the possibility of the vested Company common stock being required to be delivered to you (and taxable to you) when the Company common stock is not subject to an effective registration statement and/or other restrictions on the resale of such stock. Accordingly, upon your execution of this letter amendment below and delivery to the Company by May 8, 2008, the Deferred Stock Award Agreement is hereby amended by adding the following as the last sentence of the definition of “Settlement Date”:

“Notwithstanding anything to the contrary contained in this section, the number of Shares deliverable to the Grantee in respect of any deferred stock units which vest in calendar year 2008 shall be deliverable to the Grantee on the first date within the “short-term deferral period” (as defined in Treasury Reg. §1.409A-1(b)(4)) on which there is an Effective Registration (as defined below) in place, but in no event later than March 15, 2009; provided, however, that in the event the Grantee’s Continuous Service with the Company, a Subsidiary or a parent company has terminated prior to March 15, 2009 and there is no Effective Registration in place, the number of Shares in respect of any deferred stock units which are vested as of the date of such termination of Continuous Service shall be delivered to the Grantee on such termination date, less a number of Shares with an aggregate value sufficient to cover any applicable Withholding Tax, with the Shares valued using the closing price of the Shares on the termination date. For purposes of this Section 4, “Effective Registration” shall mean the registration of the Shares granted to the Grantee hereunder pursuant to an effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended, and no restrictions under applicable law apply to the resale of such Shares at the time of delivery of such Shares.”

Except as expressly herein amended, the terms and conditions of the Deferred Stock Award Agreement shall remain in full force and effect.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Andre Dahan
Name:	Andre Dahan
Title:	President and Chief Executive Officer

Accepted and Agreed as of May 8, 2008:

/s/ Avi Aronovitz
Avi Aronovitz

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